Exhibit 10.27

Deferred Stock Unit Award Certificate	Denny’s Corporation ID: 13-3487402 203 East Main Street Spartanburg, SC 29319

(Participant Name)

You have been awarded deferred stock units under the Denny’s Corporation 2004 Omnibus Incentive Plan entitling you to receive shares of Denny’s Corporation $.01 par value common stock at a future time under the terms indicated below:

Effective Date of Award:

Number of Deferred Stock Units Awarded:

Payment Rate:

Payment Date:

Vesting Schedule:

No right or interest in this award may be pledged, encumbered, or hypothecated to or in favor of any party other than Denny’s Corporation (the “Company’), or shall be subject to any lien, obligation, or liability to any party other than the Company. This award is not assignable or transferable by you other than by will or the laws of descent and distribution.

This award is governed by the terms of the Denny’s Corporation 2004 Omnibus Incentive Plan.

For Denny’s Corporation	Date